EXHIBIT 21.1

Subsidiaries of the Registrant
Subsidiary	State or Other Jurisdiction of Domicile
Ameritrade International Company	Cayman Islands
Datek Online Management Corp.	Delaware
Discotech Enterprises Inc.	Delaware
Financial Passport, Inc.	Delaware
myTrade, Inc.	Delaware
Scottrade, Inc.	Arizona(1)
TD Ameritrade Asia Holding Company Limited	Hong Kong
TD Ameritrade, Inc.	New York(2)
TD Ameritrade Clearing, Inc.	Nebraska
TD Ameritrade Futures & Forex LLC	Delaware
TD Ameritrade Hong Kong Limited	Hong Kong
TD Ameritrade Investment Management, LLC	Delaware
TD Ameritrade IP Company, Inc.	Delaware
TD Ameritrade Media Productions Company	Delaware(3)
TD Ameritrade Online Holdings Corp.	Delaware
TD Ameritrade Services Company, Inc.	Delaware(4)
TD Ameritrade Singapore Pte. Ltd.	Singapore
TD Ameritrade Trust Company	Maine
TD Waterhouse Canadian Call Center, Inc.	Ontario
Ten Bagger Incorporated	Nevada
The Insurance Agency of TD Ameritrade, LLC	Delaware
ThinkTech, Inc.	Delaware(5)
TradeWise Advisors, Inc.	Delaware

(1) This entity does business as Scottsdale Securities Inc., Scottrade, Scottrade Financial Services and/or Scottrade.com in one or more states.
(2) In Illinois, this entity does business as Thinkorswim and Thinkorswim Powered by TD Ameritrade.
(3) In New York, this entity does business as TD Ameritrade Media Productions Company Inc.
(4) In Texas, this entity does business as Ameritrade Support Services Corporation.
(5) In Texas, this entity does business as T2 Technology Support, Inc.

Unless otherwise noted, each subsidiary does business under its actual name.